UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 14, 2020

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

1811 Aksarben Drive, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GPRE	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 14, 2020, Green Plains Hereford LLC (“Green Plains Hereford”), a wholly owned subsidiary of Green Plains Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) among the Company, Green Plains Hereford, and Hereford Ethanol Partners, L.P. (the “Buyer”) whereby Green Plains Hereford will sell to the Buyer its ethanol plant located in Hereford, TX (the “Transaction”).  The Transaction involves the disposition of 100 million gallons of nameplate capacity, or approximately 9% of the Company’s reported ethanol production capacity and is being sold for $39 million, plus an estimated $1 million of related working capital. In addition, the Buyer will provide an earn-out promissory note to the Company whereby it will share the amount earned from various enhancement opportunities, which include future earnings related to carbon capture and sequestration, estimated to be $7.5 million annually for a period of 10 years.

The closing of the transaction, which is expected to occur in the next 30 days, is subject to customary closing conditions. The Agreement contains usual and customary representations and warranties, and indemnification obligations. The Company estimates the Transaction will result in a non-cash pretax loss on sale of approximately $23 million.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated into this Item 1.01 by reference.

The Company, as parent of Green Plains Partners LP (the “Partnership”), Green Plains Hereford, and Green Plains Trade Group LLC (“GPTG” and collectively with the Company and Green Plains Hereford, the “GPRE Buyers”),  also entered into an Asset Purchase Agreement (the “GPP Purchase Agreement”) with the Partnership, Green Plains Holdings LLC, the Partnership’s general partner (the “General Partner”), Green Plains Ethanol Storage LLC, a wholly owned subsidiary of the Partnership (“Green Plains Storage”), and Green Plains Logistics LLC, a wholly owned subsidiary of the Partnership (“Green Plains Logistics” and collectively with the Partnership, the General Partner, and Green Plains Storage, the “Partnership Parties”) to acquire the storage and transportation assets and the assignment of rail car leases associated with the Hereford ethanol plant in order to facilitate the sale of such assets to the Buyer in the Transaction. The Company will pay the Partnership $10 million for the storage and transportation assets which will be used to paydown the Partnership’s debt. The parties also agreed that approximately 230 railcars of the 2,700 railcars managed by the Partnership will be conveyed to Green Plains Hereford. In addition, the quarterly minimum volume commitment associated with the storage and throughput services agreement was reduced by 3.25 million gallons per quarter to 232.45 million gallons which is 91% of the new annual production capacity of 1.023 billion gallons.

The GPP Purchase Agreement provides for the closing to occur immediately prior to the Company’s sale of the ethanol plant to Buyer. Pursuant to the GPP Purchase Agreement, and subject to certain limitations, the Partnership Parties and the GPRE Buyers agreed to certain indemnification provisions with each other and their respective affiliates.  The foregoing description of the GPP Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the GPP Purchase Agreement, which is filed as Exhibit 2.2 to this Current Report on Form 8-K, and is incorporated into this Item 1.01 by reference.

Item 7.01. Regulation FD Disclosure.

On December 15, 2020, the Company issued a press release announcing the transaction. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing by the Company under the Securities Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit No.	Description of Exhibit

2.1

Asset Purchase Agreement among Hereford Ethanol Partners, L.P. and Green Plains Hereford LLC, dated December 14, 2020. (The schedules to the Asset Purchase Agreement have been omitted. The Company will furnish such schedules to the SEC upon request.)

2.2

Asset Purchase Agreement, dated December 14, 2020, by and among Green Plains Partners LP, Green Plains Holdings LLC, Green Plains Operating Company LLC, Green Plains Ethanol Storage LLC, Green Plains Logistics LLC, Green Plains Inc., Green Plains Trade Group LLC and Green Plains Hereford LLC.

99.1	Press Release, dated December 15, 2020.

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2020	Green Plains Inc. By: /s/ G. Patrich Simpkins Jr. G. Patrich Simpkins Jr. Chief Financial Officer (Principal Financial Officer)